Exhibit (B) (1)

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC 60 Wall Street New York, New York 10005	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

October 31, 2006

Seitel Holdings, LLC

c/o ValueAct Capital Partners L.P.

435 Pacific Avenue

San Francisco, CA 94133

Attention: Gregory Spivy

                  Partner

Seitel Inc.

Commitment Letter

$20 million Senior Credit Facilities

$400 million Senior Bridge Facility

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”), Deutsche Bank Trust Company Americas (“DBTCA”); and Deutsche Bank Securities Inc. (“DBSI”), UBS Loan Finance LLC (“UBS”; together with Morgan Stanley, DB Cayman and DBTCA, the “Initial Lenders”, “we” or “us), and UBS Securities LLC (“UBS Securities”), regarding your proposed acquisition (the “Acquisition”) of Seitel Inc., a Delaware corporation (the “Company”). As we understand the transaction, pursuant to a merger agreement (the “Merger Agreement”) to be entered into with the Company, a single-purpose wholly-owned corporate subsidiary (“Merger Co.”) of Seitel Holdings, LLC, a newly formed limited liability company (“Holdings”) will be merged (the “Merger”) with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”). The Acquisition, Merger, the refinancing (the “Refinancing”) of certain existing debt of the Company and its subsidiaries, and the equity and debt financings contemplated by the foregoing are collectively referred to as the “Transaction”.

We understand that the funding required to effect the Transaction, to pay the fees and expenses incurred in connection therewith and to provide for the ongoing working capital and general corporate needs of the Borrower (as defined in the Summary of Terms) and its subsidiaries shall be provided solely from (i) a common equity cash contribution by ValueAct Capital Partners L.P. (the “Equity Investor”) and certain members of management of the Company of not less than an amount

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(together with rollover equity) equal to 25% of the sum of the total purchase price for the Transaction plus the aggregate amount of transaction costs and expenses (the “Equity Contribution”) (it being understood that the cash equity contribution shall not be less than $101.1 million), (ii) the issuance (either by private placement or an underwritten public sale) by the Borrower of up to $400 million of senior notes (the “Senior Notes”) or, alternatively, up to $400 million of senior loans under a bridge facility (the “Bridge Facility”) made available to the Borrower as interim financing to the Permanent Financing referred to below (such senior loans, the “Bridge Loans”, and together with any rollover loans and exchange notes related thereto, the “Bridge Advances”), and (iii) the incurrence by the Borrower of a senior secured bank financing (the “Senior Bank Financing”) which will be in the form of a revolving credit facility in the amount of $20 million (the “Revolving Credit Facility”) and (iv) cash on hand of not less than $78.5 million. The Revolving Credit Facility and the Bridge Facility shall be referred to as the “Facilities”. For purposes of this Commitment Letter and the Fee Letter (referred to below), “Permanent Financing” shall mean the issuance and sale, in a public offering or private placement, of debt securities, the proceeds of which will be used to finance the Transaction or repay any Bridge Loans made under the Bridge Financing Documentation (as hereinafter defined) or any other Bridge Advances.

Subject to and on the terms and conditions set forth herein and in the summary of terms and conditions attached as Annex I (the “Senior Bank Summary of Terms”) each of Morgan Stanley, DBTCA and UBS is pleased to commit to provide, severally and not jointly, one-third of the Senior Bank Financing. Subject to and on the terms attached as Annex II (the “Bridge Summary of Terms”; together with the Senior Bank Summary of Terms, the “Summaries of Terms”) each of Morgan Stanley, DB Cayman and UBS is pleased to commit to provide, severally and not jointly, one-third of the Bridge Facility. It is understood that each of Morgan Stanley, DBSI and UBS Securities shall act as (i) joint lead arranger and joint book-runner for the Senior Bank Financing (in such capacities, the “Senior Lead Arrangers”), and (ii) joint lead arranger and joint book-runner for the Bridge Facility (in such capacities, the “Bridge Lead Arrangers” and together with the Senior Lead Arrangers, the “Lead Arrangers”). It is also understood that Morgan Stanley will act as (i) administrative agent for the Senior Bank Financing (in such capacity, the “Senior Administrative Agent”) and (ii) administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and together with the Senior Administrative Agent, the “Administrative Agents”). It is further understood that the Lead Arrangers shall be permitted, in consultation with you, to designate one or more financial institutions as agents or co-agents, as the case may be, with respect to each Facility, and that no titles may be given, or compensation paid, to lenders in respect of either Facility without the Lead Arrangers’ consent. The names of MS and Morgan Stanley shall appear above or to the left of the name of any other arranger, book-runner, agent or co-agent, in each case on the cover of any Information Memorandum or other materials that describe the Facilities. Fees payable to the syndicate for each Facility shall be payable from the amounts payable to the Lead Arrangers and any other co-arrangers as described in the fee letter (the “Fee Letter”) executed simultaneously herewith.

Each Initial Lender reserves the right, prior to or after execution of the definitive credit documentation for each Facility, in consultation with you to syndicate all or part of its commitment for such Facility to one or more lending institutions that will become parties to the appropriate definitive credit documentation pursuant to a syndication in respect of such Facility to be managed by the Lead Arrangers, and the commitments of the Initial Lenders hereunder in respect of such Facility shall be reduced as and when commitments are received from the other financial institutions in respect of such Facility. The Lead Arrangers shall commence syndication efforts promptly after the execution of this letter by you and you agree actively to assist the Lead Arrangers in achieving a syndication in respect of each Facility that is satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior

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management and advisors of the Company and the proposed syndicate members for such Facility (such members in respect of the Senior Bank Financing being referred to as the “Senior Lenders”, and such syndicate members in respect of the Bridge Facility being referred to as the “Bridge Lenders” and collectively, the “Lenders”). To assist the Lead Arrangers in their syndication efforts, you hereby agree (a) to provide and cause your advisors to provide the Lead Arrangers and the other relevant syndicate members upon request with all information reasonably deemed necessary by the Lead Arrangers to complete syndication, including but not limited to information and evaluations prepared by you and your advisors or on your behalf relating to the transactions contemplated hereby, (b) to assist the Lead Arrangers upon request in the preparation of an Information Memorandum to be used in connection with the syndication of each Facility, (c) to use your reasonable best efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing lending relationships of the Company, (d) to make available your senior officers and representatives, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at a meeting or meetings of Senior Lenders or prospective Senior Lenders or Bridge Lenders or prospective Bridge Lenders and (e) to use your commercially reasonable efforts to obtain ratings (prior to the commencement of syndication) for each of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). You hereby agree that the general bank meeting in respect of each of the Facilities shall be held no later than 30 days prior to the consummation of the Acquisition. In addition, you agree that no financing for the Borrower, you or any of your respective subsidiaries or affiliates shall be syndicated, privately placed or publicly offered to the extent that such financing could have an adverse effect on the syndication of either Facility.

Please note, however, that the terms and conditions of this commitment are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear herein or in the attached Summaries of Terms are subject to mutual agreement of the parties. The terms and conditions of this commitment may be modified only in writing. In addition, this commitment is subject to (a) the preparation, execution and delivery of mutually acceptable loan documentation for each Facility, including (i) in the case of the Senior Bank Financing, a credit agreement incorporating substantially the terms and conditions outlined herein and in the Senior Bank Summary of Terms (the “Senior Credit Agreement”) and (ii) in the case of the Bridge Facility, a credit agreement incorporating substantially the terms and conditions outlined herein and in the Bridge Summary of Terms (the “Bridge Financing Documentation”), (b) since December 31, 2005, there has not been a Company Material Adverse Effect (as defined below), (c) the Initial Lenders’ satisfaction with the terms of the equity and debt of Holdings and its subsidiaries, and (d) the accuracy and completeness in all material respects of all representations that you make to us and all written information that you furnish to us in connection with this commitment and your compliance with the terms of this Commitment Letter. The Initial Lenders’ commitments set forth in this Commitment Letter will terminate on the earliest of (i) consummation of the Acquisition or another transaction or series of transactions in which Holdings or any of its affiliates acquires, directly or indirectly, any material portion of the stock or assets of the Company, (ii) termination of the Merger Agreement and (iii) 5:00 p.m. (New York City time) on April 30, 2007, unless the Transaction closes on or before such date. “Company Material Adverse Effect” means any event, condition, change or development having, or that reasonably would be expected to have with or without the passage of time, an effect that, individually or in the aggregate with other events, conditions, changes or developments, that (i) is, or reasonably would be expected to be, materially adverse to the business, operations, assets, financial condition, liabilities or results of operations of the Company and the Company Subsidiaries (as defined in the Merger Agreement), taken as a whole, or (ii) does, or reasonably would be expected to, materially impair the Company’s ability to perform its obligations under the Merger Agreement; provided, however, that for purposes of analyzing whether any event, change, condition,

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circumstance or state of facts constitutes a “ Company Material Adverse Effect” under this definition, the parties agree that neither Holdings nor Merger Co. will be deemed to have knowledge of any event, condition, change, circumstance or state of facts that is not readily apparent from the Company Disclosure Letter (as defined in the Merger Agreement) delivered by the Company, and provided, further, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any adverse effect arising from any action required to be taken by the Company under the Merger Agreement; or (B) any adverse effect generally affecting the United States economy or financial markets or the world economy or international financial markets that does not disproportionately affect the Company and the Company Subsidiaries taken as a whole or any industry in which the Company or any of the Company Subsidiaries operate.

To induce the Initial Lenders to issue this letter and to continue with their due diligence efforts, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel and consultants) of each Initial Lender and its affiliates arising in connection with this letter (and its due diligence and syndication efforts in connection herewith) and in connection with the Senior Bank Financing, the Bridge Facility and the other transactions described herein shall be for your account upon consummation of the Acquisition. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter.

You further agree to indemnify and hold harmless each of the Senior Lenders (including, in any event, the Initial Lenders), each of the Bridge Lenders (including, in any event, the Initial Lenders), each of the Lead Arrangers, each of the Administrative Agents and each director, officer, employee and affiliate thereof (each an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this letter, the Transaction, the extension or syndication of the Senior Bank Financing contemplated by this letter or the extension or syndication of the Bridge Facility contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Bank Financing or the Bridge Facility contemplated by this letter, and you agree to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Initial Lender or any Lead Arranger or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent finally determined by a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither any Initial Lender nor any Lead Arranger nor any Lender shall be responsible or liable to you, the Company, the Borrower or any other person for consequential damages which may be alleged as a result of this letter.

Each Initial Lender and each Lead Arranger reserves the right to employ the services of its respective affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Initial Lender or Lead Arranger, as the case may be, in such manner as such Initial Lender or Lead Arranger, as the case may be, and such affiliates may agree in their sole discretion. You acknowledge that each Initial Lender and each Lead Arranger may share with any of its affiliates, and such affiliates may share with each Initial Lender and Lead Arranger, any

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information related to the Transaction, you, the Borrower, the Company, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction.

You understand and acknowledge that each Initial Lender and each Lead Arranger and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies that may have interests which conflict with yours regarding the Acquisition and otherwise. Neither any Initial Lender nor any Lead Arranger nor any of their respective affiliates shall use confidential information obtained from you (or on your behalf) in connection with the performance by such Initial Lender, such Lead Arranger or such affiliates of services for other companies, and neither any Initial Lender nor any Lead Arranger nor any of their respective affiliates will furnish any such confidential information to other companies. You acknowledge that neither any Initial Lender nor any Lead Arranger nor any of their respective affiliates have any obligation to use, in connection with the Acquisition or otherwise, or to furnish to you, confidential information obtained from other companies.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we and/or any of our respective affiliates have advised or are advising you on other matters, (ii) each Initial Lender and each Lead Arranger, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of each Initial Lender and each Lead Arranger, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (iv) you have been advised that each Initial Lender and each Lead Arranger and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that each Initial Lender and each Lead Arranger has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against each Initial Lender and each Lead Arranger for breach of fiduciary duty or alleged breach of fiduciary duty and agree that each Initial Lender shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

The provisions of the immediately preceding five paragraphs shall survive any termination of this letter; provided, however, that the indemnification and reimbursement provisions contained in such paragraphs shall terminate upon the later of the execution and delivery of the definitive documentation for the Facilities and the consummation of the Acquisition and shall be superseded by the indemnification and reimbursement provisions contained therein.

You represent and warrant that, to the best of your knowledge, (a) all information (other than the Projections referred to below) (the “Information”), taken as a whole, that has been or will hereafter be made available by or on behalf of you or by any of your representatives in connection with the Transaction and the other transactions contemplated hereby to any Initial Lender or any of its affiliates or representatives or to any Lender or any potential Lender is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to each Initial Lender or any of its affiliates or representatives or to any Senior Lender, Bridge Lender, any potential Senior Lender or any potential Bridge Lender in

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connection with the Transaction and the other transactions contemplated hereby have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain complete and correct in all material respects.

In issuing this commitment, each Initial Lender is relying on the accuracy of the information furnished to it by you or on your behalf or by or on behalf of the Company (to the extent furnished prior to the date hereof, collectively, the “Pre-Commitment Information”). The obligations of each Initial Lender under this Commitment Letter, of any Senior Lender that issues a commitment for the Senior Bank Financing and of any Bridge Lender that issues a commitment for the Bridge Financing are made solely for your benefit and may not be relied upon or enforced by any other person or entity.

You are not authorized to show or circulate this letter to any other person or entity (other than (i) to your legal and financial advisors in connection with your evaluation hereof, (ii) to the Company and its legal and financial advisors and (iii) as required by law or stock exchange requirements or any court or government agency) until such time as you have accepted this letter as provided in the immediately succeeding paragraph. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

Each Initial Lender hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies you, the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow such Initial Lender to identify you, the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge that in connection with the commitment hereunder and the syndication of the Facilities: (1) each Initial Lender and each Lead Arranger has acted at arms length, is not an agent of, and owes no fiduciary duty to, you, the Company, the Borrower and their respective subsidiaries or any other person, (2) each Initial Lender and each Lead Arranger owes you, the Company and the Borrower only those duties and obligations set forth in this Commitment Letter and the Fee Letter and (3) each Initial Lender and each Lead Arranger may have interests that differ from those of you, the Company and the Borrower. You hereby waive, to the full extent permitted by applicable law, any claims you may have against any Initial Lender or any Lead Arranger arising from an alleged breach of fiduciary duty in connection with the Facilities.

If you are in agreement with the foregoing, please sign and return to Morgan Stanley (including by way of facsimile transmission) the enclosed copy of this letter, together with the Fee Letter, no later than noon, New York time, on November 3, 2006. Our commitment set forth in this letter shall terminate at the time and on the date referenced in the immediately preceding sentence unless this letter and the Fee Letter are executed and returned by you as provided in such sentence. Upon your acceptance hereof and of the Fee Letter, this Commitment Letter and the Fee Letter shall each be a binding agreement between us.

This letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York, and any right to trial by jury with respect to any claim, action, suit or

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proceeding arising out of or contemplated by this letter and/or the related Fee Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in the City of New York in connection with any dispute related to this letter or the Fee Letter or any matters contemplated hereby or thereby. Delivery of an executed counterpart of a signature page to this Commitment Letter or the related Fee Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter or the related Fee Letter, as the case may be.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH OF MORGAN STANLEY, DBTCA AND UBS IS OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM MORGAN STANLEY’S, UBS’ AND DB Cayman’s OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) EACH OF MORGAN STANLEY, DB CAYMAN AND UBS IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY MORGAN STANLEY, DBTCA AND UBS TO PROVIDE THE SENIOR CREDIT FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE FACILITY OR BOTH.

[Rest of this page intentionally left blank.]

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ illegible
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By	/s/ illegible
Title:

By	/s/ illegible
Title:

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ illegible
Title:

By	/s/ illegible
Title:

DEUTSCHE BANK SECURITIES INC.

By	/s/ illegible
Title:

By	/s/ illegible
Title:

UBS LOAN FINANCE LLC

By	/s/ illegible
Title:

By	/s/ illegible
Title:

UBS SECURITIES LLC

By	/s/ illegible
Title:

By	/s/ illegible
Title:

Agreed to and Accepted this
31st day of October, 2006

SEITEL HOLDINGS, LLC

By	/S/ GEORGE F. HAMEL, JR.
Title: Managing Member, VA Partners, LLC, Manager

ANNEX I

SUMMARY OF CERTAIN TERMS AND CONDITIONS*

$20,000,000 SENIOR CREDIT FACILITIES

I. The Parties

Borrower:	Merger Co. and, upon consummation of the Merger, the Surviving Corporation.

Senior Lead Arrangers and Joint Book-Runners:	Morgan Stanley, DBSI and UBS Securities.

Senior Administrative Agent:	Morgan Stanley.

Senior Lenders:	Morgan Stanley, DBTCA, UBS and a syndicate of financial institutions and institutional lenders arranged by Morgan Stanley.

Guarantors:	All obligations under the Senior Bank Financing shall be unconditionally guaranteed by Holdings and each of Holdings’ and the Borrower’s direct and indirect wholly-owned domestic subsidiaries (Holdings and all of such subsidiaries being, collectively, the “Guarantors”), subject to customary exceptions and exclusions and release mechanics for transactions of this type.

II. Description of the Senior Bank Financing

Revolving Credit Facility:	$20,000,000 Revolving Credit Facility, with (i) a letter of credit sublimit of up to $10 million, (ii) a swingline sublimit of up to $5 million and (iii) a Canadian subfacility of up to $5 million (or the equivalent thereof in Canadian dollars). The Canadian subfacility shall be on terms and conditions mutually agreed by the Borrower and the Senior Lead Arrangers.

Maturity:	The final maturity of the Revolving Credit Facility shall be the date which occurs three years after the Closing Date. Loans made pursuant to the Revolving Credit Facility (the “Revolving Loans,” and together with the Term Loans, the “Loans”) shall be repaid in full on the third anniversary of the Closing Date, and all letters of credit issued thereunder shall terminate prior to such time.

*	Capitalized terms used herein and not defined herein shall have the meanings provided in the commitment letter (the “Commitment Letter”) to which this summary is attached.

Use of Proceeds:	The Revolving Loans shall be utilized solely for the Borrower’s and its subsidiaries’ working capital requirements and other general corporate purposes.

Availability:	Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date. No Revolving Loans may be used to fund the Transaction.

III. Terms Applicable to the Entire Senior Bank Financing

Closing Date:	The date on or before April 30, 2007 on which the conditions precedent to the initial extension of credit under the Facilities shall be satisfied (such date being the “Closing Date”).

Security:	The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in all of the following:

(a)    All shares of capital stock of (or other ownership interests in) and intercompany debt of the Borrower and each present and future subsidiary of the Borrower or such Guarantor, provided that other than non-voting stock of first tier non-U.S. subsidiaries and 66% of the voting stock of first tier non-U.S. subsidiaries, no capital stock of any non-U.S. subsidiary shall be pledged

(b)    All present and future property and assets, real and personal, of the Borrower or such Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c) All proceeds and products of the property and assets described in clauses (a) and (b) above.

Interest Rates:	At the option of the Borrower, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time, or (y) Eurodollar Loans, which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, provided that until the earlier to occur of (x) the 30th day following the Closing Date and (y) that date upon which Morgan Stanley has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed no Eurodollar Loans may be incurred.

“Base Rate” shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time.

The “Applicable Margin” means at any time (x) for the first six months after the Closing Date, 1.75% per annum in respect of Base Rate Loans and 2.75% per annum in respect of Eurodollar Loans and (y) thereafter, the applicable percentage determined in accordance with a pricing grid to be determined.

During the continuance of any default under the loan documentation, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2% per annum.

Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, and at maturity. All interest calculations in respect of Eurodollar Loans shall be based on a 360-day year and all interest calculations in respect of Base Rate Loans and commitment fee and other fee calculations shall be based on a 365/6-day year.

Senior Lead Arrangers and Senior Administrative Agent Fees:	The Senior Lead Arrangers and the Senior Administrative Agent shall receive such fees as have been separately agreed upon with the Borrower.

Unused Commitment Fees:	(i) 1/2 of 1% per annum for the first six months after the Closing Date, and (ii) thereafter a per annum percentage determined in accordance with a pricing grid to be determined, on the unused portion of each Lender’s share of the Senior Bank Financing, payable (a) quarterly in arrears and (b) on the date of termination or expiration of the commitments.

Voluntary Commit-ment Reductions:	Voluntary reductions to the unutilized portion of the Senior Bank Financing may be made from time to time by the Borrower without premium or penalty.

Voluntary Prepayment:	The Borrower may, upon at least one business day’s notice in the case of Base Rate Loans and three business days’ notice in the case of Eurodollar Loans, prepay, in full or in part, the Senior Bank Financing without premium or penalty; provided, however, that each partial prepayment shall be in an amount of $2,000,000 or an integral multiple of $500,000 in excess thereof; provided further that any such prepayment of Eurodollar Loans shall be made together with reimbursement for any funding losses of the Lenders resulting therefrom.

Documentation:	The commitments of each of Morgan Stanley, DBTCA and UBS will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter in customary form for similar secured facilities, in each case prepared by counsel to the Initial Lenders.

Conditions Precedent to Initial Extension of Credit:	Those specified in Annex III.

Conditions Precedent to All Extensions of Credit:

There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower and each of the Guarantors therein shall be true and correct in all material respects immediately prior to, and after giving effect to, such extension of credit.

Representations and Warranties:

Those customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Initial Lenders for the Transaction, including, without limitation, absence of any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Holdings, the Borrower and its subsidiaries, taken as a whole (it being understood that for purposes of the Closing Date, the material adverse change representation shall be the material adverse change representation set forth in the Merger Agreement) .

Covenants:	Those affirmative, negative and financial covenants (applicable to Holdings and its subsidiaries) customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Initial Lenders for the Transaction, including, without limitation, the following:

(a)    Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of Merger Agreement (and related agreements) and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm’s-length basis; (x) further assurances as to perfection and priority of security interests; (xi) grant of security on additional property and assets upon the occurrence of an Event of Default; and (xii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and monthly and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as any Lender shall reasonably request).

(b)    Negative Covenants - Restrictions on (i) liens (other than liens securing the Senior Bank Financing); (ii) debt (with exceptions for the issuance of not more than $400 million of Senior Notes), guaranties or other contingent obligations (including, without limitation, the subordination of all intercompany indebtedness on terms satisfactory to the Lenders); (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business); (v) loans, acquisitions (other than capital expenditures), joint ventures and other investments; (vi) dividends and other distributions to stockholders; (vii) creating new subsidiaries (with exceptions to be agreed); (viii) becoming a general partner in any partnership (other than through a special purpose vehicle); (ix) repurchasing shares of capital stock; (x) prepaying, redeeming or repurchasing debt; (xi) granting negative pledges other than to the Administrative Agent and the Lenders; (xii) changing the nature of its business; (xiii) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; and (xiv) changing accounting policies or reporting practices; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

(c)    Financial Covenants – Leverage and interest coverage. All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements shall be calculated on a pro forma basis. Financial covenants will apply only at times when availability is at or below $5.0 million.

Events of Default:	Those customarily found in credit agreements for similar secured financings and others appropriate in the reasonable judgment of the Initial Lenders for the Transaction, including, without limitation, (a) failure to pay principal when due, or to pay interest or other amounts within three business days after the same becomes due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (f) monetary judgment defaults in an amount to be agreed in the loan documentation; (g) impairment of loan documentation or security; (h) change of ownership or operating control; and (i) standard ERISA defaults.

Expenses:	The Borrower shall pay all of the Senior Administrative Agent’s and each Senior Lead Arranger’s reasonable out-of-pocket expenses in respect of due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Senior Administrative Agent or the Senior Lead Arrangers (including the reasonable fees and expenses of counsel for the Lead Arrangers upon consummation of the Acquisition, as well as all reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Senior Administrative Agent, the Senior Lead Arrangers and the Senior Lenders in connection with the enforcement of any of the loan documentation.

Indemnity:	The Borrower will indemnify and hold harmless the Senior Administrative Agent, each Senior Lead Arranger, each Senior Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Transaction or the Senior Bank Financing, except to the extent resulting from gross negligence or willful misconduct of the indemnified party.

Required Lenders:	Senior Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Bank Financing.

Waivers & Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation shall require the approval of the Required Lenders, except that (x) the consent of all affected Senior Lenders shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of, the final maturity date and (iv) changes to the order of applications of prepayments and (y) the consent of all Senior Lenders shall be required with respect to releases of all or substantially all of the Collateral or all or substantially all of the value of the guarantees.

Assignments and Participations:

Assignments may be non-pro rata and must be to Eligible Assignees (to be defined in the definitive loan documentation) and, in each case other than an assignment to a Lender or an assignment of the entirety of a Lender’s interest in the Senior Bank Financing, in a minimum amount equal to $1 million subject, in the case of assignments to persons other than the assigning Lender’s affiliates, to the consent of the Administrative Agent and, unless an event of default has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld or delayed). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral.

Taxes:	All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Senior Lender’s applicable lending office). The Senior Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Senior Lenders) to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Senior Lenders and the Senior Administrative Agent for such taxes paid by the Senior Lenders or the Senior Administrative Agent (other than as to agreed upon exceptions)

Miscellaneous:	Standard yield protection (including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction provisions.

Governing Law:	New York.

Counsel for Initial Lenders and Lead Arrangers:	Shearman & Sterling LLP.

ANNEX II-A

$400,000,000 SENIOR BRIDGE FACILITY:

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Merger Co. and, upon consummation of the Merger, the Surviving Corporation.

Bridge Joint Lead Arrangers and Joint Book Runners:	Morgan Stanley, DBSI and UBS Securities.

Bridge Administrative Agent:	Morgan Stanley.

Bridge Lenders:	Morgan Stanley, DB Cayman and UBS and a syndicate of financial institutions and institutional lenders arranged by the Initial Lenders.

Bridge Facility:	Senior Increasing Rate Loans (the “Bridge Loans”) made pursuant to the Bridge Financing Documentation between the Borrower and the Bridge Lenders.

Use of Proceeds:	The proceeds of the Bridge Loans, along with borrowings under the Senior Bank Financing and proceeds of the Equity Contribution, will be used (i) to finance, in part, the Transaction (including without limitation the Refinancing) and (ii) to pay costs and expenses in connection with the Transaction.

Principal Amount:	Up to $400 million.

Interest Rate:	Interest on the Bridge Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall initially mean (i) if the corporate ratings of the Borrower on the Closing Date are at least B3 by Moody’s and B- by S&P (in each case with at least a stable outlook) (such ratings being the “Expected Ratings”) the greater of (x) sum of three-month LIBOR as of the Closing Date plus 4.75% per annum and (y) 10.00% per annum and (ii) if the corporate ratings of the Borrower on the Closing Date are other than Expected Ratings, the greater of (x) sum of three-month LIBOR as of the Closing Date plus 5.75% per annum and (y) 11.00% per annum; provided that if the Bridge Loans are not repaid in full in whole by the end of the first three months following the issuance date, the Applicable Interest Rate otherwise in effect will increase by 50 basis points and shall thereafter increase by an additional 50 basis points at the end of each subsequent three-month period for so long as the Bridge Loans are outstanding (the “Incremental Spread”); and provided further that (A) in no event shall the Applicable Interest Rate exceed (i) if the corporate

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ratings of the Borrower are the Expected Ratings, 13.00% per annum and (ii) otherwise, 14.00% per annum and (B) the amount of cash interest paid will be subject to a cap of (i) if the corporate ratings of the Borrower are the Expected Ratings, 12.50% per annum and (ii) otherwise, 13.50% per annum (the excess (if any) of the Applicable Interest Rate over such interest rate cap to be capitalized and added to the principal of the Bridge Loans).

Maturity:	One year from the date of the borrowing.

Guarantees:	Same guarantees as are provided to the Senior Lenders.

Security:	If the corporate ratings of the Borrower are the Expected Ratings, the Bridge Loans will be unsecured. If the corporate ratings of the Borrower are other than the Expected Ratings, the Bridge Loans will be secured on a second priority basis (subject to an intercreditor agreement to be agreed by the Senior Lenders, the Bridge Lenders and the Borrower) by the collateral that secures the Senior Bank Financing.

Mandatory Prepayment:	The Borrower will mandatorily prepay the Bridge Loans at 100% of their principal amount plus accrued interest to the prepayment date with (i) the net proceeds from the Permanent Financing, (ii) the net proceeds from the issuance of any other debt or equity securities (with exceptions to be determined), (iii) the net proceeds from asset sales (with exceptions to be determined) and (iv) a percentage to be agreed of Excess Cash Flow (to be defined in the loan documentation) of the Borrower and its subsidiaries.

Change-of-Control:	The Borrower will prepay the Bridge Loans upon any change-of-control (to be defined in a mutually acceptable manner) of the Borrower at a redemption price of 101% of par plus accrued interest.

Interest Payments:	Quarterly in arrears.

Optional Prepayment:	The Bridge Loans will be prepayable, in whole or in part, upon not less than 10 days written notice, at the option of the Borrower, at any time at 100% of par plus accrued interest to the redemption date.

Mandatory Exchange:	If the Bridge Loans have not been previously repaid in full in cash on or prior to maturity, the principal of the Bridge Loans outstanding at maturity shall, subject to certain conditions precedent, be satisfied at maturity through the issuance and delivery of the Rollover Loans described below in the attached Annex II-B.

Right to Transfer Bridge Loans:

Each Initial Lender shall have the absolute and unconditional right to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation and the other Bridge Lenders shall have the right, with the prior consent of the Bridge Administrative Agent,

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to transfer the Bridge Loans to one or more third parties, whether by transfer, assignment or participation. If the Bridge Loans are converted to notes, the Borrower, upon request, shall be required to insure that such notes are DTC eligible.

Conditions to Funding:	Those specified in Annex III.

Representations and Warranties:

The Bridge Credit Agreement will contain representations and warranties which are usual and customary for transactions of this nature or which the Bridge Joint Lead Arrangers reasonably determine to be appropriate in light of the business or operations of the Borrower and the Company or in light of market conditions (with the scope, exceptions and qualifications to be agreed upon), including but not limited to the following:

1. Corporate existence.
2. Corporate and governmental authorizations; no contravention; binding and enforceable agreements.
3. Financial information.
4. No material adverse change.
5. Environmental matters.
6. Compliance with laws, including ERISA and environmental laws.
7. No material litigation.
8. Existence, incorporation, etc., of subsidiaries.
9. Payment of taxes and other material obligations.
10. Full disclosure.

Covenants:	The Bridge Credit Agreement will contain usual and customary covenants for transactions of this nature or which the Bridge Joint Lead Arrangers reasonably determine to be appropriate in light of the business or operations of the Borrower and the Company or in light of market conditions (with the scope and exceptions to be agreed upon), including without limitation the following:

1. Furnishing of information (including monthly financial and operating reports).
2. Maintenance of property; insurance coverage.
3. Compliance with laws; conduct of business.
4. Use of proceeds.
5. Restrictions on indebtedness.
6. Negative pledge on all stocks and assets of the Borrower and all of its direct and indirect subsidiaries.
7. Restrictions on dividends and other restricted payments (including redemptions and prepayment of junior or pari passu indebtedness).
8. Restrictions on asset sales.
9. Restrictions on transactions with affiliates.
10. Restrictions on mergers and consolidations.

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11. Limitation on investments.
12. Sales of subsidiaries’ stock and absence of limitations on the ability of subsidiaries to upstream assets to the Borrower.
13. Limitation on capital expenditures and acquisitions.
14. Availability of management to meet with holders of Bridge Loans or Rollover Loans upon request.
15. Leverage and Interest Coverage financial covenants.

Events of Default:	The Bridge Credit Agreement will contain usual and customary events of default for transactions of this nature or which the Bridge Joint Lead Arrangers reasonably determine to be appropriate in light of the business or operations of the Borrower or the Company or in light of market conditions, including without limitation the following:

1. Failure to pay any principal when due or any interest or fees payable within three days of when due.
2. Failure to meet covenants, with grace periods where appropriate.
3. Representations or warranties false in any material respect when made.
4. Cross default to other debt of the Borrower and its subsidiaries which is triggered by a default of such other debt (with minimum dollar amounts to be agreed upon).
5. Judgment defaults (with minimum dollar amounts to be agreed upon).
6. Other customary defaults, including without limitation, insolvency, bankruptcy and ERISA.

Indemnification:	The Borrower will indemnify the Bridge Administrative Agent, the Bridge Joint Lead Arrangers and the Bridge Lenders against all losses, liabilities, claims, damages, or expenses relating to the Bridge Loans, the Bridge Credit Agreement and the Borrower’s use of the proceeds from the Bridge Loans or the commitments, including but not limited to attorney’s fees and settlement costs, substantially on the terms set forth in the Commitment Letter.

Expenses:	The Borrower will pay all reasonable legal and other out-of-pocket expenses of the Bridge Administrative Agent, the Bridge Joint Lead Arrangers and the Bridge Lenders as incurred, including travel costs, document production and other expenses of this type, and the fees of outside counsel and fees of other professional advisors engaged with the Borrower’s consent.

Governing Law:	State of New York.

Counsel for Initial Lenders and Lead Arrangers:	Shearman & Sterling LLP.

ANNEX II-B

SENIOR ROLLOVER LOANS AND EXCHANGE NOTES:

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Merger Co. and, upon consummation of the Merger, the Surviving Corporation.

Facility:	Senior Rollover Loans (the “Rollover Loans”).

Principal Amount:	Up to the outstanding principal amount of the Bridge Loans.

Purpose:	The Rollover Loans will be used in their entirety to repay 100% of the outstanding principal amount of the Bridge Loans.

Maturity:	6 years after the issuance date of the Rollover Loans.

Interest Rate:	Interest on the Rollover Loans shall be paid at the Applicable Interest Rate (as defined below) and payable quarterly in arrears. “Applicable Interest Rate” shall mean the Applicable Interest Rate in respect of the Bridge Loans as of the date of the issuance of the Rollover Loans, which shall increase by an additional 50 basis points at the end of each three-month period for so long as the Rollover Loans are outstanding and provided that (A) in no event shall the Applicable Interest Rate exceed (i) if the corporate ratings of the Borrower on the Closing Date are the Expected Ratings, 13.00% per annum and (ii) otherwise, 14.00% per annum and (B) the amount of cash interest paid will be subject to a cap of (i) if the corporate ratings of the Borrower on the Closing Date are the Expected Ratings, 12.50% per annum and (ii) otherwise, 13.50% per annum (the excess (if any) of the Applicable Interest Rate over such interest rate cap to be capitalized and added to the principal of the Rollover Loans).

Exchange Notes:	At any time on or after the date on which the Bridge Loans convert into Rollover Loans, Rollover Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of senior exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will include provisions customary for an indenture governing publicly traded high yield senior unsecured debt securities. Each Exchange Note will initially bear interest in effect on the Rollover Loans for which it is exchanged, and thereafter, the rate and margin will continue to increase as set forth above for Rollover Loans. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes.

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Optional Prepayment:	Each Rollover Loans that has not been exchanged into an Exchange Note and each floating rate Exchange Note will be prepayable at the option of the Borrower, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date. Each fixed rate Exchange Note will be non-prepayable for 4 years from the Closing Date (subject to a customary clawback in respect of an initial public offering) and will be prepayable thereafter at par plus accrued interest plus a premium equal to 50% of the coupon in effect on the date of issuance of such Exchange Notes, declining ratably on each yearly anniversary to par two years prior to the maturity of such Exchange Notes.

Mandatory Prepayment:	Same as Bridge Loans.

Change-of-Control:	The Borrower will prepay the Rollover Loans upon any change-of-control of the Borrower at a redemption price of 101% of par plus accrued interest.

Ranking:	Same as Bridge Loans.

Guarantees:	Same as Bridge Loans.

Security:	Same as Bridge Loans.

Registration Rights:	Within 90 days from the issuance date of the Rollover Loans, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its reasonable best efforts to cause such shelf registration statement to be declared effective within 150 days from the issuance date of the Rollover Loans and keep such shelf registration effective, with respect to resales of notes into which the Rollover Loans have been converted, for so long as it is required by the holders of such notes to resell such notes. Upon failure to comply with the requirements of the registration rights agreement, the Borrower shall pay liquidated damages to each holder of such notes with respect to the first 90-day period immediately following the occurrence of such default in an amount equal to one-half of one percent (0.50%) per annum on the principal amount of such notes held by such holder. The amount of the liquidated damages will increase by an additional one-half of one percent (0.50%) per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of liquidated damages for all such defaults of 1.50% per annum.

Right to Transfer Rollover Loans:

Each Initial Lender shall have the absolute and unconditional right to transfer Rollover Loans in compliance with applicable law to any third parties and the other Bridge Lenders shall have the right, with the prior consent of the Bridge Administrative Agent (which consent shall not be unreasonably withheld or delayed), to transfer the Rollover Loans to one or more third parties. If the Rollover Loans are converted to notes, the Borrower, upon request, shall be required to insure that such notes are DTC Eligible.

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Conditions to Issuance:	The right to issue the Rollover Loans will be subject to satisfaction of the following conditions precedent: (i) at the time of issuance, there shall exist no default under the Bridge Credit Agreement, (ii) all fees, interest and other amounts owing to the Bridge Lenders shall have been paid in full and (iii) no injunction, decree, order or judgment enjoining such issuance shall be in effect.

Representation, Warranties, Covenants, Events of Default, Indemnities and Expenses:	Those typical for an indenture governing high yield debt securities issued by a company of similar credit quality in a similar industry.

Governing Law:	State of New York.

Counsel for Initial Lenders:	Shearman & Sterling LLP.

ANNEX III

CONDITIONS PRECEDENT

$20,000,000 SENIOR CREDIT FACILITIES

$400,000,000 SENIOR BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached

Conditions Precedent to Closing:

The closing and the initial extension of credit under the Senior Credit Facilities and the extension of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions:

(i)       The final terms and conditions of the Transaction, including, without limitation, all legal and tax aspects thereof, shall be (a) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information and (b) otherwise satisfactory to the Lead Arrangers. The Lead Arrangers shall be satisfied with (x) the Merger Agreement (including all schedules and exhibits thereto) and (y) all other agreements, instruments and documents relating to the Transaction; and the Merger Agreement and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in a manner materially adverse to the Lenders without the prior written consent of the Lenders The acquisition shall have been consummated in accordance with the terms of the Merger Agreement and in compliance with applicable law. The Refinancing shall have been consummated or shall be consummated concurrently with the initial extension of credit under the Facilities.

(ii)      All of the capital stock of the Borrower shall be owned by Holdings and all capital stock of the Borrower’s subsidiaries shall be owned by the Borrower or one or more of the Borrower’s subsidiaries, in each case free and clear of any lien, charge or encumbrance not permitted under the loan documentation; in the case of the Revolving Credit Facility, the Senior Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section “Security” above and, if the Expected Ratings are not obtained, in the case of the Bridge Facility, the Bridge Lenders shall have a valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral securing the Revolving Credit Facility; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(iii)     There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that (a) could reasonably be expected to (i) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation for each Facility or (ii) adversely affect the rights and remedies of the Administrative Agent and the Lenders under the loan documentation or (b) purports to adversely affect the Transaction or either of the Facilities.

(iv)     All governmental and third party consents and approvals necessary in connection with the Transaction and the Facilities shall have been obtained (other than any such consent or approval the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Transaction or the Facilities.

(v)      All Pre-Commitment Information shall be true and correct in all material respects; and no additional information shall have come to the attention of the Senior Administrative Agent, the Bridge Administrative Agent or the Lenders that is inconsistent in any material respect with the Pre-Commitment Information or that could reasonably be expected to have a Company Material Adverse Effect.

(vi)     The Borrower and each Guarantor shall have delivered certificates, in form and substance reasonably satisfactory to the Lenders, attesting to the Solvency (as hereinafter defined) of the Borrower and such Guarantor, as the case may be, in each case individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the Transaction, from their respective chief financial officers. As used herein, the term “Solvency” of any person means (i) the fair value of the property of such person exceeds its total liabilities (including, without limitation, contingent liabilities), (ii) the present fair saleable value of the assets of such person is not less than the amount that will be required to pay its probable liability on its debts as they become absolute and matured, (iii) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (iv) such person is not engaged, and is not about to engage, in business or a transaction for which its property would constitute an unreasonably small capital.

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(vii)    The Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Lenders’ collateral described under the section “Security” above.

(viii)  The Lenders under each Facility shall have received (a) reasonable satisfactory opinions of counsel for the Borrower and the Guarantors and of local counsel for the Lenders as to the transactions contemplated hereby and (b) such corporate resolutions, certificates and other documents as the Lenders under each Facility shall reasonably request.

(ix)     All accrued fees and expenses of the Senior Administrative Agent, the Bridge Administrative Agent, the Senior Lead Arrangers, the Bridge Lead Arrangers and the Lenders (including the fees and expenses of counsel for the Senior Administrative Agent, the Bridge Administrative Agent, the Senior Lead Arrangers and the Bridge Lead Arrangers and local counsel for the Lenders) shall have been paid.

(x)      In the case of the Senior Credit Facilities, the Senior Lenders shall be satisfied with the terms and conditions of the Bridge Loans or the Senior Notes, as the case may be, and the Senior Administrative Agent shall have received satisfactory evidence of receipt by the Borrower of not less than $400 million cash proceeds from the advance of the Bridge Loans or the issuance by the Borrower of the Senior Notes. In the case of the Bridge Facility, the Bridge Lenders shall be satisfied with the terms and conditions of the Senior Credit Facilities and the Bridge Lead Arrangers shall have received evidence satisfactory to the Bridge Lead Arrangers that all other conditions to commitments of the Senior Lenders under the Senior Credit Facilities have been satisfied. The Lenders shall be satisfied with the terms, conditions and amount of the Equity Contribution.

(xi)     The Lenders shall be satisfied that (a) Cash EBITDA (to be defined in the definitive loan documentation) for the 12-month period ending as of the most recently ended fiscal quarter, on a pro forma basis, is not less than $93 million and (b) the ratio of total leverage to Cash EBITDA for the 12-month period ending as of the most recently ended fiscal quarter, on a pro forma basis after giving effect to the Transaction, is no greater than 4.5:1.

(xii)    In the case of the Bridge Facility, the Borrower shall have provided to the Investment Banks (as defined in the Fee Letter) as soon as practicable and in no event later than 30 calendar days prior to the

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            Closing Date, a complete printed preliminary offering memorandum or prospectus relating to the issuance of the Permanent Financing including all financial statements and other data to be included therein (including all audited financial statements and all unaudited financial statements (which unaudited financial statements shall have undergone an SAS 100 review)) prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) and substantially all other data (including selected financial data and pro forma financial statements) that the Securities and Exchange Commission would require in a registered offering of the Permanent Financing (collectively, the “Required Information”).

(xiii)  In the case of the Bridge Facility, the Borrower shall have cooperated reasonably and in good faith with the marketing of the Permanent Financing with the view towards effecting the issuance of the Permanent Financing in lieu of the borrowing of the Bridge Loans. The Investment Banks shall have had a period of not less than 10 Business days to market the Permanent Financing prior to the Closing Date.

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